     As filed with the Securities and Exchange Commission on January 5, 1998

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                     ---------------------------------------

                                    FORM 8-A

          FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO
                             SECTION 12(b) OR (g) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                        --------------------------------


                      Allied Capital Financial Corporation
-------------------------------------------------------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                 Maryland                                             52-1278855
----------------------------------------------          -----------------------------------
 (STATE OR OTHER JURISDICTION OF INCORPORATION)        (I.R.S. EMPLOYER IDENTIFICATION NO.)

                -------------------------------------------------

    c/o Allied Capital Corporation
    1666 K Street, N.W.
    9th Floor
    Washington, DC                                                 20006
                                                                -----------
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                        (Zip Code)

                        ---------------------------------

        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

TITLE OF EACH CLASS                   NAME OF EACH EXCHANGE ON WHICH
TO BE SO REGISTERED                   EACH CLASS IS TO BE REGISTERED
-------------------                   ------------------------------
           NONE                                    NONE

        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                    COMMON STOCK, PAR VALUE $0.0001 PER SHARE
                                (TITLE OF CLASS)

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.              DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

Allied Capital Financial Corporation ("Financial") was organized under the laws of the District of Columbia as "Allied Financial Corporation" on January 11, 1983. Financial was registered with the Commission on July 21, 1983, as a non-diversified closed-end management investment company under the 1940 Act.1/ Financial was reorganized as a Maryland corporation in 1990, and changed its name to "Allied Financial Services Corporation" in 1990 and to "Allied Capital Financial Corporation" in 1994. On December 31, 1997, Financial's former parent, together with certain other related entities, was merged with and into Allied Capital Lending Corporation (which upon the merger changed its name to Allied Capital Corporation ("ACC")). ACC is a Maryland corporation that has elected to be regulated as a business development company ("BDC") pursuant to
Section 54(a) of the Investment Company Act of 1940, as amended (the "1940 Act"). ACC currently owns all of the outstanding voting capital stock of Financial.2/ Financial intends to elect to be regulated as a BDC pursuant to
Section 54(a) of the 1940 Act, and it seeks to achieve both long-term growth in the value of its net assets and current income by providing debt, mezzanine and equity financing for small, privately-owned growth companies which are each at least 50 percent owned, and controlled and managed by a socially or economically disadvantaged person, as defined by the U.S. Small Business Administration (the "SBA"), which has licensed Financial as a specialized small business investment company.

The total number of shares of stock of all classes which Financial has authority to issue is twenty million (20,000,000) shares, comprised of (1) two hundred thousand (200,000) shares of preferred stock, with a par value of one hundred dollars ($100.00) per share (the "Preferred Stock"), and (2) nineteen million eight hundred thousand (19,800,000) shares of common stock, with a par value of one-tenth of one mil ($0.0001) per share (the "Common Stock"). The aggregate par value of all shares of Preferred Stock and Common Stock is twenty million one thousand nine hundred eighty dollars ($20,001,980.00). Financial does not intend to list the Preferred Stock or the Common Stock on any exchange or otherwise seek a public market for the trading of these shares. There are seventy thousand (70,000) shares of Preferred Stock and one hundred thirty one
(131) shares of Common Stock issued and outstanding. Financial is registering only the Common Stock pursuant to Section 12(g) of the Securities Exchange Act of 1934.

The board of directors of Financial may authorize and direct the issuance from time to time, or at any time or times, of the shares of stock of Financial of any class, any options or warrants for such shares permitted by law, any rights to subscribe to or purchase such shares and any other


--------
1/ File No. 811-3811.

2/ A condition of the exemptive order obtained in the above-mentioned merger is that ACC will at all times own and hold, beneficially and of record, all of the outstanding voting capital stock of Financial. See Allied Capital Corporation, et al. (File No. 812-10870), Release No. IC-22902 (November 21, 1997) (notice), Release No. IC-22941 (December 16, 1997) (order).

securities of Financial, for such consideration as the board of directors may deem advisable, subject to such limitations and restrictions, if any, as may be set forth in the Bylaws of Financial.

All of the Common Stock issued to date is duly authorized, fully paid and nonassessable. Holders of Common Stock are entitled to receive dividends if, as and when authorized and declared by the board of directors of Financial out of assets legally available therefor and to share ratably in the assets of Financial legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding up after payment of, or adequate provision for, all known debts and liabilities of Financial, subject to the preferences and special and relative rights of the Preferred Stock, which are discussed below.

With respect to other shares of Common Stock, each share of Common Stock has equal rights as to earnings, assets, dividends, and voting privileges. The Common Stock has no preferences, qualifications, limitations, restrictions or special or relative rights. In addition, the shares of Common Stock have equal dividend, distribution, liquidation and other rights, and except as expressly required by Maryland law, no appraisal rights. Shares of Common Stock are freely transferable.

Each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding Common Stock can elect all of the directors then standing for election.

All of the Preferred Stock issued to date is duly authorized, fully paid and nonassessable. The holders of Preferred Stock have no voting rights except as to those matters regarding which they are entitled to vote by law. The Preferred Stock has certain preferences, qualifications, limitations, restrictions and special and relative rights. To the extent that Financial issues shares of Preferred Stock to the SBA, the SBA is paid from retained earnings an annual four percent (4%) dividend on the par value of the SBA's holdings of Preferred Stock, and three percent (3%) on the SBA's holdings of Preferred Stock issued prior to November 20, 1989. Such dividends are payable before any amount is set aside for or paid to the Common Stock, and are preferred and cumulative. Before any declaration of dividends or any distribution (other than to the SBA), all dividends accumulated and unpaid on the Preferred Stock issued to the SBA are paid.

Financial may redeem, at its option, in whole or in part Preferred Stock purchased by the SBA, on any dividend date (after affording the SBA at least thirty (30) days' written notice) by paying the SBA the par value of such securities, but not less than fifty thousand dollars ($50,000.00) par value in any one transaction, plus any accumulated, unpaid dividends. Within fifteen (15) years of its issuance, Financial shall redeem all of the Preferred Stock issued to the SBA. Before any redemption of securities not purchased by the SBA, liquidation or any distribution of assets to holders of Common Stock, the SBA shall be paid any amounts due pursuant to the Articles of Amendment and Restatement to the Articles of Incorporation of Financial (attached hereto as

Exhibit 3.1) (the "Articles").

Except as discussed above, no holder of shares of Preferred Stock or Common Stock of Financial shall have any preferential or preemptive right to subscribe for, purchase or receive shares of stock of Financial, any options or warrants for such shares, any rights to subscribe for or purchase such shares, or any other securities of Financial which may from time to time be issued, sold or offered for sale by Financial.

Pursuant to Section 3-105 of the General Corporation Law of the State of Maryland (the "GCL") a consolidation, merger, share exchange, or transfer must be approved by the stockholders of a Maryland corporation by an affirmative vote of two-thirds of all the votes entitled to be cast on the matter. Pursuant to
Section 2-605 of the GCL, an amendment to the charter of a Maryland corporation must be approved by the affirmative vote of two-thirds of all the votes entitled to be cast on such charter amendment.

Financial's Articles, Articles of Merger, and Bylaws are attached hereto as Exhibits 3.1, 3.2 and 3.3, respectively.

ITEM 2.              EXHIBITS

3.1 Articles of Amendment and Restatement to the Articles of Incorporation of Financial, filed with the Maryland Department of Assessments and Taxation on July 2, 1996.

3.2 Articles of Merger filed with the Maryland Department of Assessments and Taxation on December 31, 1997.

3.3      Bylaws of Financial.

                                    SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


ALLIED CAPITAL FINANCIAL CORPORATION


            /s/ William L. Walton                         January 5, 1998
-----------------------------------------               ----------------------
William L. Walton, Chairman of the Board                Date
 and Chief Executive Officer

                                EXHIBIT INDEX

Exhibit         Description of
Number             Exhibit
-------            -------


3.1 Articles of Amendment and Restatement to the Articles of Incorporation of Financial, filed with the Maryland Department of Assessments and Taxation on July 2, 1996.

3.2 Articles of Merger filed with the Maryland Department of Assessments and Taxation on December 31, 1997.

3.3             Bylaws of Financial.
